Exhibit 10.1
Amendment to Smith Micro Software, Inc.
2015 Omnibus Equity Incentive Plan
The Smith Micro Software, Inc. 2015 Omnibus Equity Incentive Plan (as previously amended, the “Plan”) is hereby amended as of the date set forth below, as follows:
Section 5.1(a) shall be stricken and replaced in its entirety with the following:
“(a) Share Reserve. The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. The maximum aggregate number of Shares which may be issued pursuant to all Awards may not exceed Twelve Million Six Hundred Twenty-Five Thousand (12,625,000) (subject to adjustment in the same manner provided in Article XV with respect to Shares subject to Awards then outstanding) (the “Share Reserve”).”
The remaining provisions of the Plan are not modified or changed by this Amendment.
This Amendment was adopted by the Board of Directors of Smith Micro Software, Inc. on March 21, 2023 and by its stockholders on June 6, 2023.
Dated: June 6, 2023
/s/James M. Kempton
James M. Kempton
Vice President and Chief Financial Officer